                                                                    Exhibit 10





                            PERSONAL AND CONFIDENTIAL
                            -------------------------


                                                           May 5, 1997


John C. Fontaine
One Grove Isle Drive #1503
Miami, FL  33133

Dear Jack,

         This letter sets forth our agreement with respect to your services to Knight-Ridder, Inc. following your retirement as an officer and employee of the Company effective July 1, 1997.

         You have agreed to continue to serve as a Director of the Company and as a member of its Executive Committee. I am also pleased that you have agreed to serve as a consultant to the Company for the 12 months beginning July 1, 1997.

         In consideration of your services as a member of the Executive Committee and as a consultant, the Company will pay you $150,000 for the 12-month period July 1, 1997 through June 30, 1998, in equal monthly installments. And as customary, you will be compensated as an outside director, including meeting fees for the Board and Executive Committee.

         Our consulting relationship will not preclude you from accepting consulting assignments from other companies and from other profit-making activities, provided your other assignments and activities do not constitute a conflict of interest with Knight-Ridder.

         The Company will reimburse you for travel and other out-of-pocket expenses incurred in connection with your Knight-Ridder consulting activities. Office space will be provided, when and if required.

         I am happy we will continue to work together. If I have accurately summarized our understanding, I'd appreciate your signing and returning one copy of this letter to me for the Company's files.

                                                          Sincerely,


                                                          /s/ P. Anthony Ridder
                                                          ----------------------
                                                          P. Anthony Ridder


Agreed:

/s/ John C. Fontaine                    5/5/97
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John C. Fontaine                        Date






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